UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PRESIDIO, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESIDIO, INC.
____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
November 7, 2018
____________________
The Annual Meeting of Stockholders of Presidio, Inc. will be held at our corporate headquarters located at One Penn Plaza, Suite 2832, New York, New York 10119, at 9:30 a.m. local time on Wednesday, November 7, 2018, for the following purposes:

1.	To elect the three Class II directors listed in the accompanying proxy statement to serve for a three-year term expiring at our annual meeting of stockholders in 2021.

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of our common stock at the close of business on September 12, 2018 are entitled to notice of, and to vote at, the meeting.
By Order of the Board of Directors,

Elliot Brecher
Senior Vice President and General Counsel,
and Secretary
October 2, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 7, 2018: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, is available at the following website: http://materials.proxyvote.com/74102M.

Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible.

PRESIDIO, INC.
____________________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held
November 7, 2018
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Presidio, Inc. of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held at our corporate headquarters located at One Penn Plaza, Suite 2832 New York, New York, 10119, at 9:30 a.m. local time on Wednesday, November 7, 2018, and at all adjournments or postponements thereof.
This proxy statement and the form of proxy are being mailed to stockholders on or about October 2, 2018.
________________________

2018 Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2018 Annual Meeting Information

•	Date and Time: 9:30 a.m. local time on Wednesday, November 7, 2018

•	Place: Our corporate headquarters located at One Penn Plaza, Suite 2832, New York, New York 10119

•	Voting: Holders of our common stock as of the record date are entitled to one vote per share

•	Record Date: September 12, 2018

Items of Business

	Board Recommendation	Page Reference (for more information)
1. Election of three directors named in this proxy statement	FOR ALL	9
2. Ratification of RSM US LLP as our independent registered public accounting firm	FOR	38
Election of Directors
The Board of Directors (the “Board”) of Presidio, Inc. (“we,” “our,” “us,” the “Company,” or “Presidio”) is asking you to elect three Directors at our Annual Meeting of Stockholders (the “Annual Meeting”). The table below provides summary information about the Director nominees.
Our bylaws provide for plurality voting for the election of directors. This means that the three director nominees that receive the most votes will be elected to the Board. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 9.

Name	Age	Director Since	Primary Occupation	Independent	Committee Memberships
Christopher L. Edson	35	2015	Partner of Apollo Global Management, LLC		Nominating and Corporate Governance Committee; Compensation Committee; and Executive Committee
Salim Hirji	29	2017	Principal of Apollo Global Management, LLC
Steven Lerner	63	2017	Founder and Managing Partner of Blue Hill Group	✓	Audit Committee; and Innovation and Technology Committee

Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

Questions and Answers About
the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:
Our Board has made these materials available to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Two proposals will be voted on at the Annual Meeting:

•	The election of the three Class II directors specified in this proxy statement for a three-year term, expiring at our annual meeting of stockholders in 2021; and

•	The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

Q:	What are the Board’s recommendations?

A:	Our Board recommends that you vote:

•	“FOR” the election of the three nominated Class II directors specified in this proxy statement (Proposal 1); and

•	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019 (Proposal 2).

Q:	What happens if additional matters are presented at the Annual Meeting?

A:
If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxy holders, Robert Cagnazzi, our Chief Executive Officer, and Neil Johnston, our Executive Vice President and Chief Financial Officer, or either of them, will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Who is entitled to vote?

A:
Stockholders of record at the close of business on September 12, 2018 (the “record date”) may vote at the Annual Meeting. As of the close of business on the record date, there were 93,040,811 shares of our common stock outstanding. Each share of common stock is entitled to one vote on all matters being considered at the Annual Meeting. There is no cumulative voting.

Q:	What constitutes a quorum?

A:
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. Both abstentions and broker non-votes (discussed below under “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?”) are counted for the purpose of determining the presence of a quorum.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares. Stockholders of record received printed proxy materials directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered the stockholder of record with respect to those shares, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:	You may vote using any of the following methods:

By Mail - Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” the election of the three nominated Class II directors specified in this proxy statement for a three-year term expiring at our Annual Meeting in 2021 (Proposal 1); and

•	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019 (Proposal 2).

Presidio stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.
By Internet - Stockholders of record of our common stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Presidio stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. If you vote electronically on the internet and do not vote on all matters, your shares will be voted on your behalf as shown above.
By Telephone - Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Presidio stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. If you vote by telephone and do not vote on all matters, your shares will be voted on your behalf as shown above.
In Person at the Annual Meeting - Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:
If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	What vote is required to approve each item? How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - The election of Class II directors	Plurality of Votes Cast	No
Proposal 2 - The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019	Majority of the Shares Present in Person or Represented by Proxy and Entitled to Vote	Yes
Proposal 1 will be determined based on a plurality of the votes cast. This means that the three director nominees that receive the most votes will be elected to the Board. With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. If you ABSTAIN from voting on Proposal 1, the abstention will have NO EFFECT on the outcome of the vote.
With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.
If you hold your shares beneficially in street name and do not provide your broker with voting instructions, the brokerage firm has the discretion to vote the shares on your behalf if the proposal is considered a “routine” matter. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

Proposal 1 is not considered a “routine” matter, but the ratification of the appointment of RSM US LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. In tabulating the voting results for any non-routine proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes would be counted for the purpose of determining a quorum, they will not affect the outcome of any non-routine matters being voted on at the Annual Meeting.

Q:	What percentage of stock does our largest stockholder own and how does our largest stockholder intend to vote?

A:
Through our stockholder AP VIII Aegis Holdings, L.P. (“Aegis LP”), investment funds (the “Apollo Funds”) affiliated with or managed by Apollo Global Management, LLC (together with its subsidiaries, “Apollo”) own approximately 62% of our outstanding common stock as of the record date. As a result, Apollo controls a majority of the voting power of our outstanding common stock, and we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Global Select Market (the “NASDAQ”). Aegis LP has indicated that it will vote its shares in favor of the director nominees named in our proxy statement, and in favor of Proposal 2. If Aegis LP votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to elect the director nominees and to approve Proposal 2.

Q:	How are proxies solicited?

A:
The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company, without additional compensation, may solicit proxies. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our common stock.

Q:	What is the effect of giving a proxy?

A:
Proxies are solicited by and on behalf of the Board. Robert Cagnazzi, our Chief Executive Officer, and Neil Johnston, our Executive Vice President and Chief Financial Officer, have been designated as proxy holders by the Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting pursuant to our amended and restated bylaws, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called “householding,” which the Securities and Exchange Commission (“SEC”) has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at: Presidio, Inc., One Penn Plaza, Suite 2832, New York, New York 10119, Attention: Corporate Secretary.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Q:	What is the deadline for stockholder proposals for the 2019 annual meeting?

A:
For your proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2019, we must receive your written proposal no later than June 4, 2019. In addition, be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. Although our Board will consider all proposals, it has the right to omit any proposals it is not required to include. For you to raise a proposal (including director nominations) at next year’s annual meeting that will not be included in our proxy statement, we must receive written notice of the proposal between July 10, 2019 and August 11, 2019 (assuming the meeting is held not more than 30 days before or more than 30 days after November 7, 2019). All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Presidio, Inc., One Penn Plaza, Suite 2832, New York, New York 10119, Attention: Corporate Secretary. In addition, any proposal must satisfy all of the other requirements set forth in our bylaws and all applicable laws. A copy of our amended and restated bylaws is available on our website at http://www.investors.presidio.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board currently consists of nine members: Robert Cagnazzi (Chairman of the Board), Heather Berger, Christopher L. Edson, Salim Hirji, Steven Lerner, Matthew H. Nord, Pankaj Patel, Michael A. Reiss and Todd H. Siegel.
In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our Board is currently divided among the three classes as follows:

•	Mr. Siegel, Ms. Berger and Mr. Reiss are current Class I directors whose terms will expire at the annual meeting of stockholders to be held in 2020;

•
Messrs. Edson, Hirji and Lerner are the Class II directors whose terms will expire at the Annual Meeting. Each of them has been nominated for election at the Annual Meeting for a three-year term expiring at the annual meeting of stockholders to be held in 2021; and

•	Messrs. Cagnazzi, Nord and Patel are the Class III directors whose terms expire at the annual meeting of stockholders to be held in 2019.

Pursuant to our certificate of incorporation, only our Board is able to fill any vacancies on our Board until the next succeeding annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Each director's term continues until the election and qualification of such director's successor, or such director's earlier death, resignation or removal. Directors may be removed only for cause and then by the affirmative vote of a majority of the voting power entitled to vote for the election of directors.
It is proposed to elect three Class II directors to serve for a three-year term expiring at our annual meeting of stockholders in 2021. Upon recommendation of our Nominating and Corporate Governance Committee, the Board has nominated Messrs. Edson, Hirji and Lerner for re-election as Class II directors. Biographical information about each of the nominees and each director whose term will continue after the Annual Meeting is contained in the sections below. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to our Board unless instructed to the contrary. Each of Messrs. Edson, Hirji and Lerner is currently a Class II director of our company.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING
AT THE 2021 ANNUAL MEETING

Name of Class II Director Nominee	Age	Principal Occupation and Business Experience
Christopher L. Edson	35
Mr. Edson joined the board of directors of the predecessor to Presidio upon its formation on November 20, 2014, and continued as a member of the Board following the acquisition of Presidio by investment funds affiliated with Apollo on February 2, 2015. He is currently a partner at Apollo, which he joined in 2008. Prior to that time, Mr. Edson was a member of the Financial Institutions Investment Banking Group of Goldman Sachs in both New York and Chicago. Mr. Edson serves on several boards of directors, including MidCap FinCo Holdings Limited, Dakota Holdings, Inc., Regional Care Hospital Partners Holdings, Inc. and Constellation Club Holdings, Inc. During the past five years, Mr. Edson has also served as a director of Athene Group Ltd., SourceHOV Holdings, Inc. and Novitex Holdings, Inc. Mr. Edson graduated with a B.S. in Finance from Indiana University. Between his work at Apollo and his prior experience in investment banking, Mr. Edson has approximately 13 years of experience analyzing, financing and investing in public and private companies. Mr. Edson’s extensive experience in business and finance qualifies him to serve on our Board.

Salim Hirji	29
Mr. Hirji joined the Board on February 10, 2017. He is currently a principal at Apollo, having joined Apollo in 2013. Prior to that time, Mr. Hirji was a member of the Financial Institutions Investment Banking Group of Goldman, Sachs & Co. Mr. Hirji graduated summa cum laude with a B.A. in Economics and Political Science from Columbia University. In addition to serving on the Board, Mr. Hirji serves on the board of Mood Media Corporation. Between his work at Apollo and his prior experience in investment banking, Mr. Hirji has approximately seven years of experience analyzing, financing and investing in public and private companies. Mr. Hirji's extensive experience in business and finance qualifies him to serve on our Board.

Steven Lerner	63
Dr. Lerner served as a director of Yadkin Bank and Yadkin Financial Corporation from July 2014 until its sale to F.N.B. Corporation in March 2017. He joined Yadkin following the merger of VantageSouth Bancshares, Inc. and Piedmont Community Bank Holdings, Inc. with Yadkin Financial Corporation. Prior to this merger, Dr. Lerner served as a director of VantageSouth Bancshares, Inc. since November 2011, and as Vice Chairman of Piedmont Community Bank Holdings, Inc. since he co-founded the company in 2009. He has served as the Chairman of FGI Research, a provider of online market research services, since he founded the company in 1981. From 2000 to 2012, Dr. Lerner served as Chairman of Capstrat, Inc., a strategic marketing communication firm, and he was Chairman of Yankelovich, Inc., a consumer research firm, from 2000-2008. Dr. Lerner has spent the last 30 years helping small and medium sized businesses maximize their potential. He has been involved in the formation of a number of companies including Blue Hill Group, and Sterling Cellular prior to its sale in 1993. Dr. Lerner serves on the board of advisors of Bandwidth.com, a provider of next generation communications services. Dr. Lerner served as a member of the University of North Carolina at Chapel Hill board of trustees and as Chairman of its Finance Committee until July 2015. Dr. Lerner’s extensive business experience, as well as his extensive experience in the information technology sector, qualifies him to serve on our Board. Dr. Lerner served on our board of directors prior to our acquisition by the Apollo Funds in February 2015, and joined our Board on February 10, 2017. Mr. Lerner's extensive experience in business qualifies him to serve on our Board.

The Board recommends a vote FOR the election of the nominees herein.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Name of Class III Director	Age	Principal Occupation and Business Experience
Robert Cagnazzi	59
Mr. Cagnazzi has served as the Chief Executive Officer of the Company since February 29, 2012 and Chairman of the Board since November 2017. Previously, he founded Bluewater Communications LLC in 2006 and served as its Chief Executive Officer until the company was acquired by Presidio in 2012. Prior to that, he served as Chief Executive Officer of North America at Dimension Data Holdings PLC from 2001 to 2006.

Matthew H. Nord	39
Mr. Nord joined the board of directors of the predecessor to Presidio upon its formation on November 20, 2014, and continued as a member of the Board following the acquisition of Presidio by the Apollo Funds on February 2, 2015. He is currently a Senior Partner at Apollo, having joined in 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the boards of directors of West Corporation, ADT, Exela Technologies and RegionalCare Hospital Partners. Mr. Nord also serves on the Board of Trustees of Montefiore Health System and on the Board of Overseers of the University of Pennsylvania’s School of Design. Mr. Nord previously served on the boards of directors of Affinion Group, Constellium NV, EVERTEC, Hughes Telematics, MidCap Financial, Mobile Satellite Ventures, Noranda Aluminum, Novitex and SourceHOV. Mr. Nord graduated summa cum laude with a BS in Economics from the University of Pennsylvania’s Wharton School of Business. Between his work at Apollo and his prior experience in investment banking, Mr. Nord has extensive experience analyzing, financing and investing in public and private companies, which qualifies him to serve on our Board.

Pankaj Patel	64
Mr. Patel joined the Board on May 19, 2016.  He served as Executive Vice President and Chief Development Officer at Cisco Systems, Inc., a worldwide leader in IT, from June 2012 to July 2016, creating solutions built on intelligent networks that were designed to solve customers’ challenges. Mr. Patel served as executive advisor to the CEO from July 31, 2016 until his retirement on October 28, 2016. Mr. Patel reported to the CEO as the Engineering head of the company’s product and solution portfolio and drove the business and technology strategy across Cisco’s Routing, Switching, Wireless, Security, Mobility, Video, Collaboration, Data Center and Cloud offerings, where his responsibilities included defining priorities and investment allocation of research and development funds. Prior to Cisco, Mr. Patel launched and ran a successful startup business. Mr. Patel’s extensive business experience, as well as his extensive experience in the North American IT market, qualify him to serve on our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Name of Class I Director	Age	Principal Occupation and Business Experience
Heather Berger	41
Ms. Berger joined the Board on November 8, 2017. She is currently a partner of Apollo where she oversees marketing, client relations and business development for the firm’s Private Equity business.  Ms. Berger has 18 years of marketing experience in the alternative asset industry.  Prior to joining Apollo in 2008, Ms. Berger was a member of the Private Fund Group at Credit Suisse Securities (USA), where she was responsible for raising institutional capital for private equity funds. Previously, Ms. Berger was with Capital Z Financial Service Partners, and its affiliate, where she focused on fundraising and investor relationship management. Ms. Berger graduated cum laude from Duke University in 1999 with a BA in Comparative Area Studies and French.  She serves on the Alumni Board of Directors of The Spence School in New York. Ms. Berger's extensive marketing experience qualifies her to serve on our Board.

Michael A. Reiss	34
Mr. Reiss joined the Board on November 8, 2017. He is currently a partner of Apollo, where he has been employed since 2008. Prior to that time, Mr. Reiss was employed by Deutsche Bank Securities as a Global Finance Analyst in the Financial Sponsors Group. Mr. Reiss previously served on the board of directors of Captain Bidco SAS, the parent of Ascometal SAS. Mr. Reiss has significant experience making and managing private equity investments on behalf of Apollo and has over ten years of experience financing, analyzing and investing in public and private companies, which qualifies him to serve on our Board. He previously served as a director of Affinion Group Holdings, Inc. (“Affinion”) and Affinion Group, Inc.

Todd H. Siegel	48
Mr. Siegel joined the Board on February 2, 2015. He was appointed Chief Executive Officer of Affinion and a director of Affinion as of September 20, 2012. Mr. Siegel was formerly Chief Financial Officer of Affinion from November 2008 to September 2012 and served as an Executive Vice President from October 17, 2005. Mr. Siegel also served as General Counsel of Affinion from October 17, 2005 to February 16, 2009. Before that, he served as General Counsel of Trilegiant starting in July 2003 and Cendant Marketing Group starting in January 2004. Mr. Siegel joined Affinion in November 1999 as a member of the Legal Department of the Membership Division of Cendant. From 1997 to 1999, Mr. Siegel was a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. From 1992 until 1994, he was employed as a certified public accountant with Ernst & Young. Mr. Siegel serves on the Board of Directors of Dakota Holdings, Inc. Mr. Siegel’s extensive experience in business and finance qualifies him to serve on our Board.

Director Independence
We are a “controlled company” under the NASDAQ rules, which eliminates the requirements that we have a majority of independent directors on our Board and that we have Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors. We have, as required by NASDAQ rules, an Audit Committee composed entirely of independent directors.
Our Board has determined that each of Pankaj Patel, Steven Lerner and Todd H. Siegel is “independent” under the rules of the NASDAQ. Our Board has also determined that each of Steven Lerner, Pankaj Patel and Todd H. Siegel satisfies the independence standards for the Audit Committee established by the SEC and the rules of the NASDAQ.
If at any time we cease to be a “controlled company” under NASDAQ rules, the Board will take all action necessary to comply with the NASDAQ rules, including appointing a majority of independent directors to the Board and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.
Our stockholders agreement with Aegis LP, the Apollo entity that is the beneficial owner of most of our common stock, provides that, except as otherwise required by applicable law, if Aegis LP or the Apollo Funds holds (a) at least 50% of our outstanding common stock, it will have the right to designate up to five nominees to our Board, (b) at least 30% but less than 50%

of our outstanding common stock, it will have the right to designate up to four nominees to our Board, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to three nominees to our Board and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate two nominees to our Board. The stockholders agreement also provides that, if the size of our Board is increased or decreased at any time, the nomination rights of Aegis LP (and the Apollo Funds) will be proportionately increased or decreased, respectively, and rounded up to the nearest whole number.
Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such director is a member. Pursuant to our Corporate Governance Guidelines, members of the Board are strongly encouraged to attend the annual meeting each year.
The non-management members of the Board also meet in executive session without management present on a regular basis.
Communicating with our Board
Individuals may communicate directly with members of our Board or members of the Board’s committees by writing to the following address:
Presidio, Inc.
One Penn Plaza, Suite 2832
New York, New York 10119
Attention: Corporate Secretary

The Corporate Secretary will summarize all correspondence received and periodically forward summaries to the Board or appropriate committee. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.
Director Compensation
Each of our non-employee directors (other than Heather Berger, Matthew Nord, Christopher Edson, Salim Hirji and Michael Reiss) receives (i) an annual retainer of $50,000, (ii) $2,000 for each meeting of the Board attended in person and (iii) $1,000 for each meeting of the Board attended telephonically. In addition, directors serving on the Audit Committee receive an additional annual retainer of $12,500, and the Chairman of the Audit Committee also receives, in addition to the $12,500 retainer, an annual retainer of $25,000. Members of the Audit Committee and the Innovation and Technology Committee receive $2,000 for each committee meeting attended in person, and $1,000 for each committee meeting attended telephonically.
The following table sets forth certain information regarding the compensation for each non-employee director of the Company during the fiscal year ended June 30, 2018.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Heather Berger	—	—	—
Christopher Edson	—	—	—
Salim Hirji	—	—	—
Steven Lerner	79,500	—	79,500
Matthew Nord	—	—	—
Pankaj Patel	60,979	—	60,979
Michael Reiss	—	—	—
Todd Siegel	101,500	—	101,500
Joseph Trost (3)	19,708	—	19,708
Giovanni Visentin (3)	37,417	—	37,417
__________________

(1)	Represents the aggregate grant date fair values of options granted during fiscal 2018, computed in accordance with FASB ASC Topic 718.

(2)
As of June 30, 2018, Mr. Lerner held options to purchase 15,000 shares having an exercise price of $14.00 per share, Mr. Patel held options to purchase 15,000 shares having an exercise price of $8.75 per share, and Mr. Siegel held options to purchase 15,000 shares having an exercise price of $5.00 per share; which options in each case vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service.

(3)	These are former non-employee directors whose term expired at the annual meeting of stockholders held on November 8, 2017.

Board and Committees
Our Board currently has an Audit Committee, an Innovation and Technology Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Each committee operates under a separate charter adopted by our Board. Charters are available on our website at investors.presidio.com under “Corporate Governance.” Members serve on these committees until their resignations or until otherwise determined by our Board.
During the fiscal year ended June 30, 2018, the Board held five meetings and took action seven times by unanimous written consent. There were seven meetings of the Audit Committee. The Compensation Committee took action two times by unanimous written consent, the Nominating and Corporate Governance Committee took action one time by unanimous written consent, and there were no meetings of the Innovation and Technology Committee or the Executive Committee. All of the directors attended at least 75% of the aggregate number of Board meetings and committee meetings during the periods in which they served.
Audit Committee. Our Audit Committee consists of Todd H. Siegel, Steven Lerner and Pankaj Patel. Our Board has determined that each of Steven Lerner, Pankaj Patel and Todd H. Siegel satisfies the requirements for independence and financial literacy under the rules and regulations of the NASDAQ and the SEC. Our Board has also determined that Todd H. Siegel qualifies as an Audit Committee financial expert as defined under SEC rules and regulations and satisfies the financial sophistication requirements of the NASDAQ.
The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	the annual appointment of auditors, including the independence, qualifications and performance of our auditors and the scope of audit and non-audit assignments and related fees;

•	the accounting principles we use in financial reporting;

•	our financial reporting process and internal auditing and control procedures;

•	our risk management policies;

•	the integrity of our financial statements; and

•	our compliance with legal, ethical and regulatory matters.

Compensation Committee. Our Compensation Committee consists of Robert Cagnazzi, Matthew H. Nord and Christopher L. Edson. The principal duties and responsibilities of our Compensation Committee are the following:

•
approval and recommendation to our Board of all compensation plans for our CEO, all of our employees and those of our subsidiaries who report directly to the CEO and other executive officers, as well as all compensation for our Board;

•	approval and authorization of grants under our or our subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	the preparation of any report on executive compensation required by SEC rules and regulations, if any.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Robert Cagnazzi, Christopher L. Edson and Matthew H. Nord. The principal duties and responsibilities of our Nominating and Corporate Governance Committee are the following:

•	implementation and review of criteria for membership on our Board and its committees;

•	recommendation of proposed nominees for election to our Board and membership on its committees; and

•	recommendations to our Board regarding governance and related matters.

Innovation and Technology Committee. Our Innovation and Technology Committee consists of Steven Lerner and Pankaj Patel. The principal duties and responsibilities of our Innovation and Technology Committee are to review and make recommendations to the Board on major strategies and other subjects relating to:

•	the Company’s approach to technical and commercial innovation;

•	the long-term strategic goals of the Company’s internal and commercial technology investments;

•	the Company’s technology position in a competitive environment;

•
the innovation and technology acquisition process to assure accelerated business growth and response to emerging technology threats and opportunities through contracts, grants, collaborative efforts, strategic alliances, mergers and acquisitions;

•	the management and leverage of intellectual property;

•	the formal projects and actions being taken to drive and enable technology innovation; and

•	measurement and tracking systems important to successful innovation.

Executive Committee. Our Executive Committee consists of Matthew H. Nord, Christopher L. Edson and Robert Cagnazzi. The Executive Committee generally may exercise all of the powers of the Board when the Board is not in session, other than (1) approving any action that, pursuant to applicable law, would require the submission to stockholders of such action for stockholder approval, (2) the declaration of dividends, (3) the creation or filling of vacancies on the Board, (4) the adoption, amendment or repeal of our bylaws, (5) the amendment or repeal of any resolution of the Board that by its terms limits amendment or repeal exclusively to the Board, (6) any action where our certificate of incorporation, our bylaws, the listing standards of the NASDAQ or applicable law require participation by the full Board or another committee of the Board, (7) the issuance of debt or equity securities in excess of $75 million and (8) the filing by the Company of a voluntary petition seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended June 30, 2018, our Compensation Committee consisted of Matthew Nord, Christopher L. Edson and Robert Cagnazzi. Mr. Cagnazzi serves as our Chairman of the Board and Chief Executive Officer. Other than Mr. Cagnazzi, none of the other members of our Compensation Committee serves or has served as one of our officers or employees. During the fiscal year ended June 30, 2018, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.
Code of Ethics
We have a Code of Business Conduct and Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website at investors.presidio.com under “Corporate Governance” - “Code of Business Conduct and Ethics” and can be obtained, free of charge, at our Corporate Headquarters in our Human Resources Department. The reference to our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions with respect to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions, on our website or in our public filings with the SEC.

Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that address the role and composition of, and policies applicable to, the Board. The Nominating and Corporate Governance Committee will periodically review the guidelines and report any recommendations to the Board. The Corporate Governance Guidelines are available on the Company’s website at investors.presidio.com under “Corporate Governance” - “Corporate Governance Guidelines.”
Board Role in Risk Oversight
Risk assessment and oversight are integral parts of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. From time to time, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to address such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer currently are held by one individual. Our Board appointed Mr. Cagnazzi to serve as Chairman of the Board as of November 8, 2017, based on the leadership qualities, management capability, knowledge of the business and industry, and a long-term, strategic perspective he has demonstrated as CEO over a period of over six years of running the Company.

Based on extensive review and consideration by our Nominating and Corporate Governance Committee and Board, our Board believes a Board leadership structure composed of an executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. In line with its commitment to best practices, the Company will continue to review and assess Chairman succession planning, including the best leadership structure for the Board to account for the Company’s evolving needs and business environment circumstances.

Policy for Director Recommendations
Our Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for election as a director of the Company. The Committee may use outside consultants to assist in identifying candidates, and will also consider advice and recommendations from stockholders, management, and others as it deems appropriate.
A stockholder that wants to recommend a candidate for election to the Board should send the recommendation in accordance with the procedures described in our bylaws. See “Stockholder Proposals and Director Nominations.” In its evaluation of director candidates, the Nominating and Corporate Governance Committee will consider the following:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•
Nominees should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•
Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The renomination of existing directors is not viewed as automatic, but will be based on continuing qualification under the criteria set forth above. In addition, the committee will consider the existing directors’ performance on the Board and any committee, which may include consideration of the extent to which the directors undertook continuing director education. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.
The Nominating and Corporate Governance Committee will also consider: (i) any specific minimum qualifications that it believes must be met by a nominee for a position on the Board; (ii) any specific qualities or skills that it believes are necessary for one or more of the Board members to possess; and (iii) the desired qualifications, expertise and characteristics of Board members, with the goal of developing an experienced and highly qualified Board. In making its recommendations, the committee will consider the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of the September 12, 2018 record date, regarding the beneficial ownership of our common stock with respect to:

•	each person that is a beneficial owner of more than 5% of our outstanding common stock;

•	each director;

•	each executive officer named in the summary compensation table; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In addition, except as otherwise indicated in these footnotes, the address of each of the directors and executive officers of the Company is c/o One Penn Plaza, Suite 2832, New York, New York 10119. The below beneficial ownership information include shares of common stock issuable upon the exercise of options within 60 days of September 12, 2018.

Name of Beneficial Owner	Number of Shares	Percent of Shares
Beneficial owners of more than 5% of our outstanding common stock:
AP VIII Aegis Holdings, L.P. (1)	57,800,000	62.1%
FMR LLC (2)	10,442,654	11.2%
ArrowMark Colorado Holdings LLC (3)	4,682,023	5.0%
Directors and named executive officers:
Heather Berger	—	—
Elliot Brecher (4)	29,925	*
Robert Cagnazzi (5)	1,433,312	1.5%
Christopher L. Edson	—	—
Paul Fletcher (6)	—	—
David Hart (7)	355,854	*
Salim Hirji	—	—
Neil O. Johnston (8)	—	—
Steven Lerner (9)	15,000	*
Matthew H. Nord	—	—
Pankaj Patel (10)	20,000	*
Michael A. Reiss	—	—
Todd H. Siegel (11)	15,000	*
Vinu Thomas (12)	45,465	*
All directors and executive officers as a group (13 persons)	1,914,556	2.0%
__________________
*     Less than 1% of common stock outstanding.

(1)
Aegis LP holds shares of our common stock as indicated in the above table. AP VIII Aegis Holdings GP, LLC ("Aegis GP") is the general partner of Aegis LP, and Apollo Investment Fund VIII, L.P. ("Apollo Fund VIII") is one of the members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP. Apollo Management VIII, L.P. ("Management VIII") serves as the non-member manager of Aegis GP and as the investment manager of Apollo Fund VIII. AIF VIII Management LLC ("AIF VIII LLC") serves as the general partner of Management VIII. Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF VIII LLC, and Apollo Management GP, LLC ("Apollo Management GP") is the general partner of Apollo Management. Apollo Management Holdings, L.P. ("Management Holdings") is the sole member and manager of Apollo Management GP and Apollo Management Holdings GP, LLC ("Management Holdings GP") is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP. The address of each of the entities and individuals named in this paragraph is 9 West 57th Street, New York, New York 10019. Each of Aegis GP, Apollo VIII, Management VIII, AIF VIII LLC, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, disclaims beneficial ownership of all shares of Common Stock included herein, and the foregoing shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2)
Ownership consists of shares of common stock beneficially owned by FMR LLC (“FMR”), certain of its subsidiaries and affiliates, and other companies as disclosed on its joint Schedule 13G/A filed with the SEC on February 13, 2018. The address of FMR is 245 Summer Street, Boston, MA 02210.

(3)
Ownership consists of shares of common stock beneficially owned by ArrowMark Colorado Holdings LLC (“ArrowMark”), as disclosed on its Schedule 13G filed with the SEC on February 9, 2018. The address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(4)
Consists of 500 shares of common stock held by Mr. Brecher and options to purchase an aggregate of 29,425 shares of common stock (representing the portion of 184,746 options that have vested or will vest within 60 days of September 12, 2018).

(5)
Consists of 535,484 shares of common stock held by The Project Brizo Limited Partnership and options to purchase an aggregate of 897,828 shares of common stock (representing the portion of 1,723,528 options that have vested or will vest within 60 days of September 12, 2018). Robert Cagnazzi is the President of KBLAG LTD., which is the general partner of The Project Brizo Limited Partnership.

(6)	Mr. Fletcher is no longer an executive officer of the Company but is included in this table due to his status as a named executive officer for the purposes of the Summary Compensation Table.

(7)
Consists of 226,154 shares of common stock held by Mr. Hart and options to purchase an aggregate of 129,700 shares of common stock (representing the portion of 604,000 options that have vested or will vest within 60 days of September 12, 2018).

(8)	None of the 225,600 options have vested or will vest within 60 days of September 12, 2018.

(9)
Consists of 10,000 shares of common stock held by Mr. Lerner and options to purchase an aggregate of 5,000 shares of common stock (representing the portion of 15,000 options that have vested or will vest within 60 days of September 12, 2018).

(10)
Consists of 10,000 shares of common stock held by Mr. Patel and options to purchase an aggregate of 10,000 shares of common stock (representing the portion of 15,000 options that have vested or will vest within 60 days of September 12, 2018).

(11)	Represents the portion of 15,000 options that have vested or will vest within 60 days of September 12, 2018.

(12)	Represents the portion of 314,644 options that have vested or will vest within 60 days of September 12, 2018.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of June 30, 2018 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans. All of the indicated securities are authorized under the Presidio, Inc. 2017 Long-Term Incentive Plan, the Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan or the Presidio, Inc. Employee Stock Purchase Plan.

Plan category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by security holders	8,551,232	$7.19	6,226,925
Equity compensation plans not approved by security holders	—	—	—
Total	8,551,232	$7.19	6,226,925

(1) Includes 150,000 issued and outstanding restricted stock units ("RSUs") under the Presidio, Inc. 2017 Long-Term Incentive Plan as of June 30, 2018.

(2) Includes 1,274,564 shares available for issuance under the Presidio, Inc. Employee Stock Purchase Plan (which we refer to as our “ESPP”) as of June 30, 2018. On July 3, 2018, contributions held from employees were used to purchase 46,118 shares under the ESPP.

MANAGEMENT
The following table provides information regarding our executive officers:

Name	Age	Title
Robert Cagnazzi	59	Chairman of the Board and Chief Executive Officer
Neil O. Johnston	52	Executive Vice President, Chief Financial Officer and Assistant Secretary
David Hart	50	Executive Vice President and Chief Operating Officer
Elliot Brecher	53	Senior Vice President, General Counsel and Secretary
Vinu Thomas	42	Chief Technology Officer
Robert Cagnazzi has served as our Chief Executive Officer since February 29, 2012 and as our Chairman of the Board since November 2017. Biographical information concerning Mr. Cagnazzi is set forth above under “Election of Directors.”
Neil O. Johnston has served as our Executive Vice President and Chief Financial Officer since January 16, 2018. Mr. Johnston served as Executive Vice President and Chief Financial Officer of Cox Automotive from June 2015 until December 2017. Before working for Cox Automotive, Mr. Johnston served as Executive Vice President of Strategy and Digital Innovation at Cox Media Group (CMG). Prior to holding that position, he served as Chief Financial Officer of CMG from 2009 to 2012. Mr. Johnston was the CFO of Cox Radio from 2000 until 2009, and he began his career with Cox Enterprises in 1996, serving in various financial and business development roles. Prior to joining Cox, Mr. Johnston worked for Coca-Cola Enterprises, Inc. and Deloitte and Touche, LLP.

David Hart has served as our Chief Operating Officer since June 2013 and, until 2015, also served as our Chief Technology Officer. He joined the Company in 2005 when the Company acquired Networked Information Systems (“NIS”), where he led sales engineering, professional and managed services delivery and project management services from NIS’s founding in 1999. Prior to NIS, Mr. Hart was Vice President of Engineering at Aztec Technology Partners and at its predecessor, Bay State Computer Group.

Elliot Brecher has served as our Senior Vice President and General Counsel since July 2015. Prior to joining us, from 2013 he was General Counsel of Amber Road, Inc., a New York Stock Exchange listed provider of cloud-based global trade management solutions delivered using a SaaS model. He served as Senior Vice President and General Counsel of Insight Communications Company, Inc., a Midwest-based cable operator, from 2000 until its sale to Time Warner Cable, Inc. in 2012. From 1994 until joining Insight, he was associated with the law firm Cooperman Levitt Winikoff Lester & Newman, P.C., where he became a partner in 1996. Prior to that, he was associated with the law firm Rosenman & Colin LLP.
Vinu Thomas has served as our Chief Technology Officer since February 2016 and is responsible for guiding Presidio’s technology strategy, solution and service offerings, vendor and product management and industry thought leadership. He has built Presidio’s technology teams around networking, mobility, data center and collaboration, while also working on strategic initiatives and investments that include cloud, cyber security, data analytics and virtual desktop infrastructure (VDU). He was previously Vice President of Solutions for our Tristate Area and has a total of 20 years of experience in systems integration, practice building and engineering.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies, and practices with respect to the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”), for our fiscal year ended June 30, 2018 (“fiscal 2018”).
Our named executive officers for fiscal 2018 were:

•	Robert Cagnazzi, our Chief Executive Officer;

•	Neil O. Johnston, our Executive Vice President and Chief Financial Officer;

•	David Hart, our Executive Vice President and Chief Operating Officer;

•	Elliot Brecher, our Senior Vice President and General Counsel;

•	Vinu Thomas, our Chief Technology Officer; and

•	Paul Fletcher, our former Executive Vice President and Chief Financial Officer.

Neil O. Johnston was appointed as our Executive Vice President and Chief Financial Officer effective January 16, 2018, replacing Paul Fletcher who retired on March 31, 2018 and served in a transitional role from January 16, 2018 through March 31, 2018.

2017 Say on Pay Vote and 2017 Say on When Vote

At the 2017 annual stockholders meeting our stockholders voted, on an advisory basis, to approve the Board's recommended resolution with respect to the compensation of our named executive officers. Although non-binding, the Compensation Committee will take into account such approval, as applicable, when considering future executive compensation arrangements.

At the 2017 annual stockholders meeting, our stockholders also voted, on an advisory basis, to approve the Board's recommendation that future advisory votes regarding our named executive officer compensation be held once every three years. We have determined to follow the stockholder vote.

Compensation Philosophy and Objectives
Commencing with the completion of our IPO in March 2017, the Compensation Committee of our Board has reviewed and approved the compensation of our named executive officers and oversees and administers our executive compensation programs and initiatives. As our business develops over time, we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our named executive officers during fiscal 2018 is not necessarily indicative of how we will compensate our named executive officers in the future.
We have worked to create an executive compensation program that balances short- and long-term payments and awards, cash payments and equity awards, and fixed and contingent payments, and that rewards our named executive officers in ways that we believe are most appropriate to motivate them. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	attract and retain executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the relative contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives without undue risk taking.

To achieve these objectives, we tie a substantial portion of the executives’ overall compensation to key strategic financial and operational goals and shareholder value creation. We seek to ensure that all incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance.
Setting Compensation
Role of Our Board, Compensation Committee and Named Executive Officers
Prior to our IPO, we were a privately held company. As a result, most of our historical compensation policies and determinations reflected the priorities under that ownership structure.
Commencing with the completion of our IPO, the Compensation Committee oversees and administers our executive compensation arrangements, including the Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan (which we refer to as our “2015 Plan”), the Presidio, Inc. 2017 Long-Term Incentive Plan (which we refer to as our “2017 Plan”), the ESPP, and our Presidio, Inc. Executive Bonus Plan (which we refer to as our “Bonus Plan”).
The Compensation Committee (excluding Mr. Cagnazzi) meets independently from our executives to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews annually each other named executive officer’s performance with the Compensation Committee and recommends appropriate base salary, cash performance awards and grants of long-term equity incentive awards. Based upon the recommendations of our Chief Executive Officer and in consideration of the principles and objectives described above, the Compensation Committee approves the annual compensation packages of our named executive officers other than our Chief Executive Officer. The Compensation Committee annually analyzes our Chief Executive Officer’s performance and determines his base salary, cash performance awards, and grants of long-term equity incentive awards based on its assessment of his performance with input from any consultants engaged by the Compensation Committee.
Role of Compensation Consultant and Market Analysis
The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy provided compensation advice independent of the Company’s management. Semler Brossy was engaged to assist in developing an executive compensation program that will attract and retain executive talent, with a particular focus on employment agreements and long-term incentive compensation. Semler Brossy’s compensation advice during the prior fiscal year included a review of the Company’s executive compensation philosophy, developing market compensation data for our employment agreements with executive officers, and advising the Board on equity grant allocations, annual and long-term incentive program design, and grant terms.
Semler Brossy provided our Compensation Committee with certain market data for base salaries, total cash compensation (defined as actual base salary plus target short-term incentive compensation), total direct compensation (defined as target total cash compensation plus annualized value of long-term incentive grants), severance practices, and equity grants in connection with initial public offerings. Semler Brossy also conducted market analyses based on both general survey data, an industry peer group, a general IPO peer group, and an information technology IPO peer group.
For the industry peer group, Semler Brossy utilized data for companies with last-12 month revenues between $1 billion and $10 billion (this range represents companies roughly 1/3x to 3x the Company's size, in terms of revenue) and focused on technology distributors with consulting attributes. The industry peer group analysis was based on a peer group of 11 publicly traded companies consisting of:

CDW Corporation	Unisys Corporation
CGI Group, Inc.	PC Connection, Inc.
Computer Sciences Corporation*	E Plus Inc.
Insight Enterprises, Inc.	Black Box Corporation
CRSA Inc.	Datalink Corporation*
CIBER, Inc.

*After the completion of the peer group study, Computer Sciences Corporation completed a merger with HP Enterprises Solution to create DXC Technology on April 3, 2017, and Datalink Corporation was acquired by Insight Enterprises on January 6, 2017.

Our Compensation Committee intends to continue to use peer group analysis to assess competitive pay. Because our industry peer group was developed with Semler Brossy to provide market data for compensation plans and arrangements adopted in connection with our IPO, it may be re-evaluated by Semler Brossy and the Compensation Committee in fiscal 2019.

Risk Management
We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies for all employees mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, as well as the multi-year vesting schedules for equity awards and certain cash bonuses, encourages employees to maintain both a short- and a long-term view with respect to Company performance.
Elements of Compensation
Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash incentive awards linked to our overall performance and individual performance;

•	long-term equity-based compensation;

•	other executive benefits and perquisites; and

•	employment agreements, which contain severance benefits.

We combine these elements to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational, and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.
Base Salary

Our named executive officers’ base salaries depend on their position within the Company and its subsidiaries, the scope of their responsibilities, the period during which they have been performing those responsibilities, and their overall performance. Base salaries are reviewed annually and are generally adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

Annual Cash Incentive Awards
Our named executive officers are hired to lead and grow our organization and as such we believe that a significant portion of our named executive officers’ compensation should be tied to our overall performance. We maintain an annual incentive cash bonus program for senior management (the “management incentive plan”), which emphasizes pay-for-performance by providing our named executive officers with the opportunity to earn an annual bonus based on company and individual performance goals established by our Board with respect to each fiscal year.
For fiscal 2018, our Board established company performance goals relating to Total Revenue, Adjusted EBITDA, and Adjusted EBITDA margin, as measured on an annual and quarterly basis. The Company selected these performance goals because it feels that these performance metrics combine to reflect our overall performance. In addition, for Messrs. Johnston, Fletcher, Hart, Thomas and Brecher, the Board also established individual performance goals.

We define Adjusted EBITDA as net income plus (i) total depreciation and amortization, (ii) interest and other (income) expense, and (iii) income tax expense, as further adjusted to eliminate noncash share-based compensation expense, purchase accounting adjustments, transaction costs and other costs. We define Adjusted EBITDA margin as the ratio of Adjusted EBITDA to Total Revenue. The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, from net income for fiscal year 2018 is as follows:

(in millions)	June 30, 2018
Adjusted EBITDA Reconciliation:
Net income	$134.2
Total depreciation and amortization (1)	89.5
Interest and other (income) expense	60.5
Income tax expense	(79.7)
EBITDA	204.5
Adjustments:
Share-based compensation expense	7.0
Purchase accounting adjustments (2)	0.3
Transaction costs (3)	10.8
Other costs (4)	1.1
Total adjustments	19.2
Adjusted EBITDA	$223.7
Adjusted EBITDA % (5)	7.8%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).

(3) Includes transaction-related expenses related to (i) stay and retention bonuses, (ii) transaction-related advisory and diligence fees, (iii) transaction-related legal, accounting and tax fees and (iv) professional fees and expenses associated with debt refinancings.

(4) Includes other expenses primarily related to severance charges associated with the retirement of our former Chief Financial Officer.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to Total Revenue (i.e., Adjusted EBITDA margin).

For each of our named executive officers, the target and maximum bonus opportunity under our management incentive plan, as well as the portion of their annual bonus attributable to company and individual performance goals, is set forth below. All of our Chief Executive Officer’s annual cash incentive compensation, and a portion of each other named executive officer’s annual cash incentive compensation, was tied to Company performance, in furtherance of our pay-for-performance philosophy and with the intent of driving operating performance. For each of our named executive officers other than our Chief Executive Officer, a portion of their annual cash incentive compensation was based on the achievement of individual performance targets, which are described in more detail below. The individual performance targets were set with the intent of driving business unit performance.

Name	Target Bonus ($)	Maximum Bonus ($)	Company Performance (%)	Individual Performance (%)
Robert Cagnazzi	480,000	1,267,200	100%	—%
Neil O. Johnston (1)	500,000	1,115,000	75%	25%
Paul Fletcher (2)	300,000	619,800	65%	35%
David Hart	360,000	655,200	50%	50%
Elliot Brecher	119,000	255,612	70%	30%
Vinu Thomas	200,000	298,400	30%	70%

(1)
Reflects Mr. Johnston's target bonus and maximum bonus on an annualized basis. His actual fiscal 2018 annual incentive bonus was calculated on a pro rata basis to reflect his appointment as Executive Vice President and Chief Financial Officer effective January 16, 2018.

(2)
Mr. Fletcher's target bonus remained unchanged following his change from Executive Vice President and Chief Financial Officer to a transitional role effective January 16, 2018, and was prorated through March 31, 2018, his retirement date.

For fiscal 2018, the company performance component for each of our named executive officers was based on Total Revenue, Adjusted EBITDA and Adjusted EBITDA margin compared to budgeted amounts, calculated on a sliding scale, along with a quarterly accelerator based on Total Revenue, Adjusted EBITDA and Adjusted EBITDA margin. Based on our results for fiscal 2018, the target bonus for company performance was multiplied by 81% for Total Revenue, 50% for Adjusted EBITDA and 90% for Adjusted EBITDA margin, and the result was then multiplied by 103% based on quarterly performance.
For fiscal 2018, the Board considered the following factors in evaluating the individual performance component for each named executive officer:

•
For Mr. Johnston, maintaining compliance on debt covenants and debt reduction targets, which was weighted at 25%; timely and accurate filings with the SEC, which was weighted at 25%; maintaining total selling, general and administrative expenses below target, which was weighted 25%; and maintaining certain general and administrative expenses below target, which was weighted 25%.

•
For Mr. Fletcher, maintaining compliance on debt covenants and debt reduction targets, which was weighted at 25%; timely and accurate filings with the SEC, which was weighted at 25%; maintaining total selling, general and administrative expenses below target, which was weighted 25%; and maintaining certain general and administrative expenses below target, which was weighted 25%.

•
For Mr. Hart, achieving the cumulative targeted Adjusted EBITDA for cybersecurity, Presidio Technology Capital, Sequoia cloud solutions, Internet of Things (“IoT”) and Contact Center business units, which was weighted at 80%; and achieving targeted renewal and attach rates on certain third party maintenance sales, which was weighted at 20%;

•
For Mr. Brecher, managing SEC reporting requirements, which was weighted at 25%; standardizing our contracting process, which was weighted at 25%; development of an authority matrix, which was weighted 25%; and assisting with mergers and acquisitions activity, which was weighted 25%.

•
For Mr. Thomas, launching the Presidio Concierge tool, which was weighted at 40%; improving professional services utilization rates, which was weighted at 30%; implementing a software adoption team to drive certain software sales, which was weighted at 20%; conducting communication with key industry contacts, which was weighted at 5%; and hosting key annual events within budget, which was weighted at 5%.

Based on the applicable levels of achievement described above, payments to our named executive officers under the management incentive plan for fiscal 2018 were as follows:

Name	Target Bonus (Company Goals) ($)	Actual Bonus (Company Goals) ($)	Target Bonus (Individual Goals) ($)	Actual Bonus (Individual Goals) ($)	Pro Rata Adjustment (%) (2)	Total Actual Bonus ($)
Robert Cagnazzi	480,000	— (1)	—	—	—%	—
Neil O. Johnston	375,000	139,922	125,000	93,750	46%	107,096
Paul Fletcher	195,000	72,760	105,000	78,750	75%	113,632
David Hart	180,000	67,163	180,000	180,000	—%	247,163
Elliot Brecher	83,300	31,081	35,700	35,700	—%	66,781
Vinu Thomas	60,000	22,388	140,000	84,000	—%	106,388

(1)	Mr. Cagnazzi waived his bonus for the fiscal year ended June 30, 2018.

(2)	Pro rata adjustment based on Mr. Johnston's hire date and Mr. Fletcher's retirement date.
The Bonus Plan is intended to provide an incentive for superior work and to motivate eligible executives of the Company toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders, and to enable us to attract and retain highly qualified executives. Under the Bonus Plan, we may pay bonuses (including discretionary bonuses) to key executives, including our named executive officers, based upon such terms and conditions as our Board or Compensation Committee may in its discretion determine.

Long-Term Equity-Based Compensation
Our Board believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, our Board believes that equity-based compensation awards enable us to attract, motivate, retain, and adequately compensate executive talent.
To that end, we have awarded equity-based compensation in the form of stock options. Our Board believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time. In addition, stock options align our executives' interests with those of our stockholders, as the intrinsic value of the options will depend upon the increase in the value of our stock following a grant and will have no intrinsic value in the event the stock price declines following a grant.
Prior to the completion of our IPO, we did not grant equity compensation on an annual basis. Instead, we generally granted equity compensation for retention and recognition purposes in connection with major corporate events. In addition, we also granted equity compensation to new hires and in connection with promotions.
In connection with the completion of the IPO, we granted stock options to certain employees, including certain named executive officers, and it was contemplated at that time by the Compensation Committee that we would begin making annual grants of equity compensation in 2018, with ongoing annual grants every 12 months thereafter. Accordingly, in August 2018, the Compensation Committee approved a long-term incentive stock option program that is expected to utilize the unused shares reserved under the 2017 Plan over a two-year period. The Compensation Committee will then assess whether the existing option plan is competitive and implement any necessary changes as well as seek stockholder approval for an additional share pool for future equity awards.
In fiscal 2019, as part of the stock option program described above, we granted stock options under the 2017 Plan to certain employees, including our current named executive officers, each with a fair market value exercise price. The number of options granted to our named executive officers is as follows: Mr. Cagnazzi - 300,000; Mr. Hart - 150,000; Mr. Johnston - 113,000; Mr. Brecher - 75,000; and Mr. Thomas - 100,000. The options vest in four equal installments on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued service through such vesting date. The maximum term of these options is 10 years following the date of grant. The options vest, in whole or in part, upon a termination without cause, resignation with good reason, or upon the executive officer’s death, disability or retirement, in each case, as described under “— Termination and Change of Control Arrangements.”
Employment Agreements
As described below under “— Employment Agreements with Named Executive Officers,” during fiscal 2017, in connection with the completion of the IPO, we entered into employment agreements with certain named executive officers that superseded their employment agreements and offer letters that were previously in effect. And as described under “— Chief Financial Officer Transition,” in January 2018, we entered into an employment agreement with our new Executive Vice President and Chief Financial Officer, Mr. Johnston. Our employment agreements are designed to encourage and reinforce the continued attention and dedication of our named executive officers to their assigned duties without undue concern regarding their job security.
Chief Financial Officer Transition
In connection with the hiring of Mr. Johnston as Chief Financial Officer, the Compensation Committee approved entering into an employment agreement and offer letter agreement with Mr. Johnston on January 16, 2018 which entitled him (1) an annual base salary of $600,000, (2) a target annual bonus opportunity of $500,000 (pro-rated for fiscal year 2018), (3) a sign-on stock option grant to purchase 112,600 shares of common stock, with an exercise price of $17.74, which vest in four equal installments on the first four anniversaries of the grant date, (4) an annual discretionary stock option grant to purchase 40,000 shares, subject to approval of the Board and (5) certain relocation benefits, including temporary housing assistance for four months and expense reimbursement in accordance with the terms of Mr. Johnston’s employment agreement. Mr. Johnston is also entitled to certain benefits upon a termination without cause, a resignation with good reason or a non-renewal of his employment agreement by the Company, as described below under “Termination and Change in Control Arrangements — Employment Agreements.”

In connection with his retirement, Mr. Fletcher entered into a transition agreement with the Company on January 16, 2018 that provided for the following benefits, among others: (1) Mr. Fletcher’s title was Vice President, Finance and he provided transition services as an employee of the Company until his retirement date on March 31, 2018, (2) his retirement was treated as a termination without cause for purposes of severance benefits under his employment agreement with the Company, dated as of September 30, 2010, (3) he received additional cash payments totaling $105,600 and a prorated bonus for the 2018 fiscal year based on actual performance, and (4) 64,800 options with an exercise price of $5.00 vested and 162,000 options with an exercise price of $5.00 will remain outstanding until March 31, 2020 and remain eligible to vest based on the achievement of applicable performance targets.
Limited Benefits and Perquisites

We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health, dental, vision, life, and disability insurance;

•
a qualified 401(k) savings plan (which includes a fixed matching contribution equal to 33% of the employee’s elective deferrals on up to 6% of compensation subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”)); and

•	vacation, personal holidays, and sick days.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Employee Stock Purchase Plan
In connection with the consummation of the IPO, we adopted the ESPP. The ESPP permits employees to purchase our common stock through payroll deductions during quarterly offerings periods, or during such other offering periods as the Compensation Committee may determine. Under the terms of the ESPP, the purchase price per share currently is equal to 95% of the fair market value of a share of our common stock on the last day of each offering period. Beginning with the next quarterly offering period, the purchase price per share will be equal to 90% of the fair market value of a share of our common stock on the last day of each offering period.
Tax Gross Ups
Named executive officers are not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.
Hedging Policy
Pursuant to our insider trading policy, our executive officers who are required to comply with Section 16 of the Securities Exchange Act are prohibited from engaging in hedging transactions.
No Repricing
Our 2017 Plan prohibits repricing underwater stock options.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits the tax deduction of public companies for compensation in excess of $1.0 million, and prior to the Tax Cuts and Jobs Act ("TCJA"), paid to their chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) at the end of any fiscal year, unless the compensation qualifies as “performance-based compensation” subject to certain criteria. Section 162(m) was amended by the TCJA which was enacted on December 22, 2017 and effective for tax years beginning after December 31, 2017. The TCJA modifies (1) the definition of "covered employee" by including the Chief Financial Officer, (2) provides that any covered employee for taxable year beginning after December 31, 2016 will remain a covered employee subject to Section 162(m) for all future years, and (3) removed the "performance-based compensation" exception. These changes do not apply to compensation stemming from contracts entered into on or before November 2, 2017 or for compensation exempt under the transition rule for newly public companies described below, until its expiration. Going forward, although “performance-based” criteria is no longer relevant in determining whether remuneration is deductible for tax purposes, our compensation committee intends to continue to apply such criteria in structuring future compensation arrangements.

Our compensation committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance.  However, our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that such action is appropriate and in our best interests. Compensation paid or granted during the “transition period” to our executive officers under a plan or agreement existing prior to the Company's IPO is not subject to the limitations on deductions imposed by Section 162(m) to the extent it qualifies under the transition relief of Section 162(m) for newly public companies.   The “transition period” begins on the date the corporation becomes publicly held and ends on the earliest of (i) the expiration of the plan or agreement; (ii) a material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee of the Board
Matthew H. Nord (Chairman)
Robert Cagnazzi
Christopher L. Edson

Summary Compensation Table
The following summary compensation table sets forth the total compensation paid, awarded to, or earned during fiscal 2016, 2017 and 2018 by our named executive officers, including our former Executive Vice President and Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert Cagnazzi, Chief Executive Officer	2018 2017 2016	600,000 600,000 600,000	5,680 - 584,471	- 1,657,099 -	- - 275,296	75 - -	605,755 2,257,099 1,459,767
Neil O. Johnston, Executive Vice President and Chief Financial Officer (5)	2018	251,538	-	722,495	107,096	-	1,081,129
Paul Fletcher, Former Executive Vice President and Chief Financial Officer (6)	2018 2017 2016	473,077 600,000 600,000	21,517 620,000 561,077	- - -	113,632 - 252,813	444,819 8,430 7,875	1,053,046 1,228,430 1,421,765
David Hart, Executive Vice President and Chief Operating Officer	2018 2017 2016	600,000 600,000 600,000	2,663 345,000 268,267	- 657,579 -	247,163 - 162,574	4,163 8,223 7,762	853,990 1,610,802 1,038,602
Elliot Brecher, Senior Vice President and General Counsel	2018 2017 2016	344,500 325,000 293,750	- 150,000 145,634	- 354,081 -	66,781 - 86,947	2,805 6,038 5,850	414,086 835,119 611,924
Vinu Thomas, Chief Technology Officer (7)	2018 2017 2016	400,000 350,000 244,618	144 75,000 74,595	- 656,583 -	106,388 75,000 -	5,096 11,315 7,291	511,628 1,167,898 441,416
__________________

(1)
For 2018, the amounts in this column consist of (a) certain transaction-related amounts payable with respect to the completion of the February 2015 acquisition of Presidio by Apollo (Mr. Cagnazzi—$5,680; Mr. Fletcher—$6,517; Mr. Hart—$2,663; and Mr. Thomas—$144) and (b) discretionary bonus paid with respect to the refinancing that occurred in January 2018 for Mr. Fletcher - $15,000 . For 2017, the amounts in this column consist of (a) payments in respect of stay bonuses granted in March 2015 in connection with the Presidio Acquisition (Mr. Fletcher - $270,000; and Mr. Hart - $270,000) and (b) a discretionary bonus paid in connection with the completion of the Company's initial public offering (Mr. Fletcher - $350,000; Mr. Hart - $75,000; Mr. Brecher - $150,000; and Mr. Thomas - $75,000). For 2016, the amounts consist of (a) a discretionary bonus paid in connection with the completion of the Netech Acquisition, the Sequoia acquisition and the disposition of the Atlantix business during fiscal 2016 (Mr. Cagnazzi—$280,000; Mr. Fletcher—$280,000; Mr. Hart—$140,000; and Mr. Brecher—$140,000); (b) certain transaction-related amounts payable with respect to the completion of the Presidio Acquisition (Mr. Cagnazzi—$181,136; Mr. Fletcher—$207,843; Mr. Hart— $84,933; and Mr. Thomas—$4,595); and (c) a discretionary bonus paid with respect to fiscal 2016 performance (Mr. Cagnazzi—$123,335; Mr. Fletcher—$73,234; Mr. Hart—$43,334; Mr. Brecher— $5,634; and Mr. Thomas—$70,000).

(2)
Represents the aggregate grant date fair values of options granted during fiscal 2017 and 2018, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal 2018, see Note 15 to the historical consolidated financial statements incorporated by reference in this Proxy Statement.

(3)
Amounts for 2018 represent the total bonus payments received by each of our named executive officers under their respective fiscal 2018 incentive plans. Mr. Cagnazzi waived his bonus for the fiscal year ended June 30, 2018. For fiscal 2017, the Company did not achieve the company performance component established by our Board of Directors. Further, although the Board determined that Messrs. Fletcher, Hart, Brecher and Thomas satisfied certain of their individual performance goals under their fiscal 2017 incentive plans, Messrs. Fletcher, Hart and Brecher agreed to waive the portion of their bonuses attributable to individual performance and Mr. Thomas agreed to waive 50% of the portion of his bonus attributable to individual performance. Amounts for 2016 represent the total bonus payments received by each of our named executive officers under their respective fiscal 2016 incentive plans.

(4)
The amount included in the column consists of (a) matching contributions made under the Company’s 401(k) plan; (b) benefit payments of $441,802 in 2018 which were paid in connection with Mr. Fletcher's transition agreement; and (c) $3,300 paid in 2017 to Mr. Thomas for sales commissions related to his role prior to becoming a named executive officer.

(5)	Mr. Johnston was appointed Executive Vice President and Chief Financial Officer effective January 16, 2018.

(6)
Mr. Fletcher took on a transitional role from January 16, 2018 until his retirement on March 31, 2018 and all amounts in the table are inclusive of that transitional period, and are pro-rated accordingly. Mr. Fletcher entered into a consulting agreement with us effective April 1, 2018 under which he agreed to perform certain consulting services. The consulting arrangement was terminated as of June 30, 2018. During 2018, we paid Mr. Fletcher a total of $30,000 pursuant to the Consulting Agreement.

(7)	Mr. Thomas commenced service as an executive officer on February 1, 2016.

Grants of Plan-Based Awards During Fiscal 2018
The table below provides information regarding equity and non-equity awards granted to the Company’s named executives during fiscal 2018 including our former Executive Vice President and Chief Financial Officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)
		Minimum ($)	Target ($)	Maximum ($)
Robert Cagnazzi	—	—	480,000	1,267,200	—	—	—
Neil O. Johnston	—	—	500,000	1,115,000	—	—	—
	1/16/2018	—	—	—	112,600	17.74	6.42
Paul Fletcher	—	—	300,000	619,800	—	—	—
David Hart	—	—	360,000	655,200	—	—	—
Elliot Brecher	—	—	119,000	255,612	—	—	—
Vinu Thomas	—	—	200,000	298,400	—	—	—
__________________

(1)
Amounts represent the minimum, target, and maximum payment level under the incentive plan applicable to the particular named executive officer. If target level is not attained, no bonus is paid under the applicable incentive plan.

(2)	Represents stock options that vest in four equal installments on each of the first four anniversaries of the grant date. See “—Long-Term Equity-Based Compensation.”

Employment Agreements with Named Executive Officers
As noted in “— Elements of Compensation - Employment Agreements,” prior to the completion of the IPO, we entered into the 2017 employment agreements, which superseded certain employment agreements and offer letters that were previously in effect. And in January 2018, we entered into an employment agreement with our new Executive Vice President and Chief Financial Officer Mr. Johnston. The employment agreements each remain in effect for a three-year term, subject to automatic one-year renewals unless either party provides 90 days’ written notice of non-renewal.
Pursuant to their respective employment agreements, the named executive officers are entitled to a base salary, are eligible for participation in the Company’s benefit plans and compensation arrangements made available to employees generally and are also eligible to receive a target annual bonus. For more information on the benefits provided under these agreements, please see “—Summary Compensation Table.” The employment agreements also provide for payments and benefits upon certain qualifying terminations of employment, as described in more detail under “—Termination and Change of Control Arrangements” and “— Potential Payments upon Termination or Change in Control in Fiscal 2018.”

Outstanding Equity Awards at Fiscal 2018 Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers on June 30, 2018 including our former Executive Vice President and Chief Financial Officer.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Robert Cagnazzi	81,900	245,700 (1)	14.00	3/10/2027
	120,000	280,000 (2)	5.00	3/11/2025
	695,928	—	1.43	3/15/2022
Neil O. Johnston	—	112,600 (3)	14.77	1/16/2028
Paul Fletcher	—	162,000 (4)	5.00	3/11/2025
David Hart	32,500	97,500 (5)	14.00	3/10/2027
	97,200	226,800 (6)	5.00	3/11/2025
Elliot Brecher	17,500	52,500 (7)	14.00	3/10/2027
	7,950	31,796 (8)	6.29	10/1/2025
Vinu Thomas	22,500	67,500 (9)	14.00	3/10/2027
	5,465	49,179 (10)	10.98	11/21/2026
	7,000	28,000 (11)	8.75	2/26/2026
	10,500	24,500 (12)	5.00	3/11/2025
 __________________

(1)	Unvested options vest with respect to 81,900 options on March 10 of each of 2019, 2020, and 2021 subject to continued employment.

(2)
Unvested options vest as follows: (i) with respect to 40,000 options on March 11 of each of 2019, and 2020, subject to continued employment; and (ii) as to 200,000 options upon achievement of certain targets related to multiple of invested capital, subject to continued employment.

(3)	Unvested options vest with respect to 28,150 options on January 16 of each of 2019, 2020, 2021, and 2022 subject to continued employment.

(4)	Unvested options vest with respect to 162,000 options upon achievement of certain targets related to multiple of invested capital, with such achievement occurring prior to March 31, 2020.

(5)	Unvested options vest with respect to 32,500 options on March 10 of each of 2019, 2020, and 2021 subject to continued employment.

(6)
Unvested options vest as follows: (i) with respect to 32,400 options on March 11 of each of 2019 and 2020, subject to continued employment; and (ii) as to 162,000 options upon achievement of certain targets related to multiple of invested capital, subject to continued employment.

(7)	Unvested options vest with respect to 17,500 options on March 11 of each of 2019, 2020 and 2021, subject to continued employment.

(8)
Unvested options vest as follows: (i) with respect to 3,976 options on October 1 of each of 2019 and 2020, subject to continued employment; and (iii) as to 19,872 options upon achievement of certain targets related to multiple of invested capital, subject to continued employment.

(9)	Unvested options vest with respect to 22,500 options on March 10 of each of 2019, 2020, and 2021 subject to continued employment.

(10)
Unvested options vest as follows: (i) with respect to 5,465 options on November 21, 2018 subject to continued employment; (ii) with respect to 5,464 options on November 21 of each of 2019, 2020 and 2021, subject to continued employment; and (iii) as to 27,322 options upon achievement of certain targets related to multiple of invested capital, subject to continued employment.

(11)
Unvested options vest as follows: (i) with respect to 3,500 options on February 26 of each of 2019, 2020, and 2021, subject to continued employment; and (ii) as to 17,500 options upon achievement of certain targets related to multiple of invested capital, subject to continued employment.

(12)
Unvested options vest as follows: (i) with respect to 3,500 options on March 11 of each of 2019, and 2020, subject to continued employment; and (ii) as to 17,500 options upon achievement of certain targets related to multiple of invested capital, subject to continued employment.

Options Exercised and Stock Vested During Fiscal 2018

The following table provides information concerning the exercise of stock options and vesting of stock awards during 2018 for each of the Named Executive Officers including our former Executive Vice President and Chief Financial Officer.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert Cagnazzi	—	—
Neil O. Johnston	—	—
Paul Fletcher	405,792	$5,265,045
David Hart	—	—
Elliot Brecher	—	—
Vinu Thomas	—	—

Pension Benefits During Fiscal 2018

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation During Fiscal 2018

None of our named executive officers participate in nonqualified deferred compensation plans.

Termination and Change in Control Arrangements
Each of our named executive officers is eligible to receive payments and benefits upon certain qualifying terminations of employment and/or upon a change in control of the Company, as described below.
Option Awards
Under our 2015 Plan, unvested time-based options will become fully vested upon the occurrence of a change in control of the Company. Upon any termination of employment, all unvested options granted to our named executive officers would be forfeited, except as described below with respect to our 2017 Plan.
The terms of the option awards that have been granted to our named executive officers to date under our 2017 Plan provide that:

•
Upon a termination without cause, a resignation with good reason, or a termination of employment due to death and disability, any options that would have become vested within two years of the named executive officer’s termination of employment will vest.

•
Upon the named executive officer’s retirement, the named executive officer will become vested such that the total number of options that are vested is equal to the excess, if any, of (1) the product of (a) the total number of shares subject to the option award, multiplied by (b) a fraction, the numerator of which is the number of days between the grant date and the date of retirement and the denominator of which is the number of days between the grant date and the fourth anniversary of the grant date, over (2) any options previously exercised under the option award by the named executive officer prior to his retirement.

•
Vested options will be forfeit upon a termination with cause, remain exercisable for one year following the named executive officer’s death or disability, remain exercisable for three years upon the named executive officer’s retirement, and remain exercisable for 90 days following any other termination of employment.

•
In the event of a change in control in which the acquirer of the Company assumes the options, the options will vest in full upon a termination without cause, resignation for good reason, or death or disability during the two years following a change in control.

Employment Agreements
In connection with the IPO, we entered into employment agreements with Messrs. Cagnazzi, Hart, Thomas and Brecher, which superseded their prior employment agreements and offer letters and provide for severance payments and benefits upon certain qualifying terminations of employment as described below. In January 2018, we entered into an employment agreement with our new Executive Vice President and Chief Financial Officer Mr. Johnston.
Upon a termination without cause or a resignation with good reason or a non-renewal of the named executive officer’s employment agreement, each such named executive officer would be entitled to, subject to the named executive officer's execution of a release of claims, (1) an amount equal to a multiple (2.0 for Mr. Cagnazzi (2.5 if such termination of employment occurs during the two-year period following a change in control) and 1.5 for Messrs. Hart, Johnston and Thomas) of the sum of (a) his annual base salary in effect immediately prior to such termination of employment and (b) his annual bonus earned for the fiscal year prior to such termination of employment (or, if such termination of employment occurs during the two-year period following a change in control, his target annual bonus in effect immediately prior to the change in control), paid over a period of months (24 for Mr. Cagnazzi (30 if such termination of employment occurs during the two-year period following a change in control) and 18 for Messrs. Thomas, Johnston and Hart) following such termination of employment, (2) a prorated annual bonus for the fiscal year in which such termination of employment occurs, based on actual performance (or target performance if such termination of employment occurs during the two-year period following a change in control) and paid at the time the Company pays annual bonuses to executive officers for such fiscal year, and (3) a lump sum cash payment equal to the cost of the monthly premiums for medical and dental coverage for a period of months (24 for Mr. Cagnazzi and 18 for Messrs. Thomas, Johnston and Hart).
Upon a termination without cause or a resignation with good reason or a non-renewal of Mr. Brecher’s employment, Mr. Brecher would be entitled to, subject to his execution of a release of claims, (1) an amount equal to his annual base salary in effect immediately prior to such termination of employment, and, if such termination of employment occurs during the two-year period following a change in control, his target annual bonus, in each case, paid in equal installments over a 12-month period following such termination of employment; (2) a prorated annual bonus for the fiscal year in which such termination of employment occurs, based on actual performance (or, if such termination occurs during the two-year period following a change in control, target performance) and paid at the time the Company pays annual bonuses to executive officers for such fiscal year; and (3) a lump sum cash payment equal to the cost of the monthly premiums for medical and dental coverage for a period of 12 months.
Upon a termination without cause or a resignation with good reason or a non-renewal of each named executive officer’s employment agreement during the six-month period prior to a change in control but after the date a definitive transaction agreement is executed that contemplates such change in control, such named executive officer’s employment will be deemed to have terminated upon the change in control and the amount of any severance that would have been payable had the named executive officer been terminated as of the date of the change in control will be paid in equal installments over the balance of the severance period.
Upon a termination of employment due to death or disability, each such named executive officer would be entitled to (1) a prorated annual bonus for the fiscal year in which such termination of employment occurs, based on actual performance and paid at the time the Company pays annual bonuses to executive officers for such fiscal year and (2) a lump sum cash payment equal to the cost of the monthly premiums for medical and dental coverage for a period of months (24 for Mr. Cagnazzi, 18 for Messrs. Thomas, Johnston and Hart and 12 for Mr. Brecher).
Upon a retirement, each such executive officer would be entitled to a prorated annual bonus for the fiscal year in which such termination of employment occurs, based on actual performance and paid at the time the Company pays annual bonuses to executive officers for such fiscal year.
Potential Payments upon Termination or Change in Control in Fiscal 2018
The following table sets forth potential payments to each of our named executive officers in the event of the listed events, calculated under the assumption that the executive officer’s employment terminated on June 30, 2018, the last day of our most recently completed fiscal year. The following table does not include payments pursuant to contracts, agreements, plans or arrangements that do not discriminate in scope, terms or operation, in favor of executive officers and that are generally available to all salaried employees. The following table includes payments and benefits under the current employment agreements, which were in effect as of June 30, 2018, that would become payable if the applicable termination or change in control event occurred as of June 30, 2018.

Name	Termination without Cause or Resignation with Good Reason (No Change in Control) ($)	Termination without Cause or Resignation with Good Reason (Change in Control) ($)	Change in Control ($)	Death or Disability ($)	Retirement
Robert Cagnazzi
Cash severance	1,200,000(1)	2,700,000(2)	—	—	—
Prorated bonus	179,101(3)	480,000(4)	—	179,101(3)	179,101(3)
Continuation medical/welfare benefits	34,839 (5)	34,839 (5)	—	34,839 (5)	—
Accelerated vesting of options (6)	—	—	648,000	—	—
Neil O. Johnston
Cash severance	900,000(1)	1,650,000(2)	—	—	—
Prorated bonus	107,096(3)	500,000(4)	—	107,096(3)	107,096(3)
Continuation medical/welfare benefits	644(5)	644(5)	—	644(5)	—
Accelerated vesting of options (6)	—	—	—	—	—
David Hart
Cash severance	1,071,000(1)	1,440,000(2)	—	—	—
Prorated bonus	247,163(3)	360,000(4)	—	247,163(3)	247,163(3)
Continuation medical/welfare benefits	27,137(5)	27,137(5)	—	27,137(5)	—
Accelerated vesting of options (6)	—	—	524,880	—	—
Elliot Brecher
Cash severance	340,000(7)	459,000(8)	—	—	—
Prorated bonus	66,781(3)	119,000(4)	—	66,781(3)	66,781(3)
Continuation medical/welfare benefits	17,184(5)	17,184(5)	—	17,184(5)	—
Accelerated vesting of options (6)	—	—	81,202	—	—
Vinu Thomas
Cash severance	825,000(1)	900,000(2)	—	—	—
Prorated bonus	106,388(3)	200,000(4)	—	106,388(3)	106,388(3)
Continuation medical/welfare benefits	29,769(5)	29,769(5)	—	29,769(5)	—
Accelerated vesting of options (6)	—	—	148,712	—	—
 __________________

(1)
Represents a multiple (2.0x for Mr. Cagnazzi and 1.5x for Messrs. Johnston, Hart and Thomas) times the sum of annual base salary plus annual management incentive plan bonus earned for the prior fiscal year prior to such termination of employment.

(2)	Represents a multiple (2.5x for Mr. Cagnazzi and 1.5x for Messrs. Johnston, Hart and Thomas) times the sum of annual base salary plus target management incentive plan bonus.

(3)	Represents a prorated bonus based on actual performance for the fiscal year of termination.

(4)	Represents a prorated target management incentive plan bonus for the fiscal year of termination.

(5)	Represents the cost of monthly premiums for medical coverage for a period of months (24 for Mr. Cagnazzi, 18 for Messrs. Johnston, Thomas and Hart and 12 for Mr. Brecher).

(6)
Represents the intrinsic value, if positive, of certain time-based options held by each of our named executive officers as of June 30, 2018 that would accelerate upon the applicable termination or change in control event. These amounts are based on a price per share of $13.10, the fair market value of a share of our common stock on June 30, 2018.

(7)	Represents an amount equal to annual base salary.

(8)	Represents an amount equal to the sum of 12 months' salary plus target annual bonus under the management incentive plan.
Pursuant to Paul Fletcher’s transition agreement with the Company entered into on January 16, 2018 in connection with his retirement, Mr. Fletcher received the following benefits, among others: (1) his retirement was treated as a termination without cause for purposes of severance benefits under his employment agreement with the Company, dated as of September 30, 2010, (2) he received $300,000 related to salary continuation, (3) he received $13,125 in partial payments related to his bonus for the

2017 fiscal year, (4) he received additional cash payments totaling $105,600, and (5) 64,800 options with an exercise price of $5.00 vested on March 31, 2018 and 162,000 options with an exercise price of $5.00 will remain outstanding until March 31, 2020 and remain eligible to vest based on the achievement of applicable performance targets. Subsequent to the fiscal year ended June 30, 2018, Mr. Fletcher is eligible to receive an additional $600,000 in salary continuation, $65,625 in remaining payments associated with his bonus for the fiscal year ended June 30, 2017, and $113,632 associated with his bonus for the fiscal year ended June 30, 2018

CEO Pay Ratio

The following information about the relationship between the compensation of our employees and the compensation of Robert Cagnazzi, our Chairman of the Board and Chief Executive Officer, is provided in compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934 (“Item 402(u)”). In fiscal 2018, our last completed fiscal year, the estimated median of the annual total compensation of our employees, excluding Robert Cagnazzi, was $95,000. This amount was calculated in accordance with the requirements of Regulation S-K for reporting total compensation in the Summary Compensation Table. Robert Cagnazzi's total compensation for fiscal 2018, as reported in the Summary Compensation Table on page 31 of this proxy statement, was $605,755. The resulting estimated ratio of the annual total compensation of Robert Cagnazzi to the median of the annual total compensation of all employees was 6.38x to 1.

The following paragraphs provide important context related to our employee population and describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate this ratio.

As of June 30, 2018, Presidio's workforce consisted of approximately 2,900 individuals worldwide, including full-time, part-time, temporary, and seasonal employees which we used for purposes of determining the compensation of our median employee.

We next identified the employee receiving the median amount of compensation in our employee population, excluding Robert Cagnazzi. To do this we compared the amount of taxable income received by each such employee, as derived from our tax records, as of the most recently completed fiscal year because we believe this measure reasonably reflects the annual compensation of our employees. The compensation measure was annualized for permanent employees who were employed on June 30, 2018 but who did not work for the full calendar year. The compensation measure was consistently applied to all our employees. As required by Item 402(u) and as indicated above, once we identified our median employee we measured that employee’s annual total compensation for the 2018 fiscal year by adding together the same elements of compensation that are included in Robert Cagnazzi's total fiscal 2018 compensation reported in the Summary Compensation Table on page 31. Please see “—Summary Compensation Table.”

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at Presidio. Other public companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board has appointed RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for stockholders to ratify such appointment. If the stockholders do not ratify the appointment of RSM US LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.
Representatives of RSM US LLP are expected to attend the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
Fees paid or accrued for professional services provided by our independent auditors for each of the last two fiscal years ended June 30, 2017 and 2018, in each of the following categories are as follows:

	2017	2018
Audit fees	$885,648	$1,250,560
All other fees	—	84,200
Total	$885,648	$1,334,760
Audit fees consist of fees incurred for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our registration statements on Form S-1 and Form S-8 related to our IPO and services that are normally provided by RSM US LLP in connection with statutory and regulatory filings or engagements. All other fees consist of fees incurred for compilation services.
Pre-Approval of Audit and Non-Audit Services. All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by our independent registered public accounting firm. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by our independent registered public accounting firm during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.
Non-audit services that constitute less than 5% of the revenues paid by the Company to the independent registered public accounting firm may be approved by the Audit Committee (or one or more members authorized by the Audit Committee) after the services are commenced but before the completion of the audit, provided that such services were not recognized by the Company at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to pre-approve permissible non-audit services, so long as this pre-approval is presented to the full Audit Committee at scheduled meetings. The Audit Committee has delegated pre-approval authority of up $100,000 in between scheduled Audit Committee meetings to the chairman of the Audit Committee, and the chairman is required to report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, the Audit Committee has granted Neil Johnston, our Chief Financial Officer, authority to approve non-audit services of up to $100,000 in between scheduled Committee meetings upon notice in each instance to the Audit Committee chairman, subject to confirmation of the approval of such services by the Audit Committee at the next scheduled meeting.
All RSM US LLP services and fees during the fiscal year ended June 30, 2018 were approved in advance by the Audit Committee.
The Board recommends a vote FOR ratification of the appointment of RSM US LLP.

AUDIT COMMITTEE REPORT

The Audit Committee, which is composed of three directors (Todd H. Siegel (Chairman), Steven Lerner and Pankaj Patel), operates under a written charter adopted by the Board. Among its functions, the committee selects the independent auditors.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to oversee the financial reporting process on behalf of the Board and to report the result of their activities to the Board.
In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.
The independent auditors also provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB, and the committee discussed with the independent auditors their independence and considered the compatibility of non-audit services with the auditors’ independence.
Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission.
Audit Committee of the Board

Todd H. Siegel (Chairman)
Steven Lerner
Pankaj Patel

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties
The Board has adopted a written related parties transactions policy. The Audit Committee reviews transactions that may be “related party transactions,” which are transactions between Presidio and related parties in which the aggregate amount is expected to exceed $120,000 and in which a related party has or will have a direct or indirect material interest. For purposes of the policy, a related party is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Presidio’s common stock, in each case since the beginning of the last fiscal year, their immediate family members or any firm, corporation or other entity controlled by any such person. Pursuant to the policy, certain categories of transactions, such as the payment of director or executive compensation or ordinary course transactions involving the provision of certain financial services, such as escrow agency, bank depository or other similar services, are deemed pre-approved.

Certain Transactions with Related Parties
There have been no transactions since July 1, 2017 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation,” and other than the transactions described below. For a description of severance and change of control arrangements that we have entered into with our executive officers, see the section of this proxy statement entitled “Executive Compensation - Termination and Change in Control Agreements” and “- Potential Payments upon Termination or Change in Control in Fiscal 2018.”
Apollo Stockholders Agreement
In connection with the IPO, on March 10, 2017 we entered into a stockholders agreement with Aegis LP (the “Apollo Stockholders Agreement”), the Apollo entity that holds most of our common stock, which provides that, except as otherwise required by applicable law, if Aegis LP or the Apollo Funds hold (a) at least 50% of our outstanding common stock, they will have the right to designate up to five nominees to our Board, (b) at least 30% but less than 50% of our outstanding common stock, they will have the right to designate up to four nominees to our Board, (c) at least 20% but less than 30% of our outstanding common stock, they will have the right to designate up to three nominees to our Board and (d) at least 10% but less than 20% of our outstanding common stock, they will have the right to designate two nominees to our Board. The Apollo Stockholders Agreement also provides that if the size of our Board is increased or decreased at any time, the nomination rights of Aegis LP and the Apollo Funds will be proportionately increased or decreased, respectively, and rounded up to the nearest whole number.
Under the Apollo Stockholders Agreement, the approval of a majority of the members of our Board, which must include the approval of a majority of the directors nominated by Aegis LP or the Apollo Funds, is required under certain circumstances. These include, as to us and, to the extent applicable, each of our subsidiaries:

•	amending, modifying or repealing any provision of our Amended Certificate or Amended Bylaws in a manner that disproportionately adversely affects the Aegis LP and Apollo Funds;

•
issuing additional equity interests of the Company, other than (a) any award under any stockholder-approved equity compensation plan, (b) any award under an equity compensation plan approved by a majority of the directors nominated or designated by Aegis LP or the Apollo Funds or (c) any intra-company issuance among us and our wholly owned subsidiaries;

•
merging or consolidating with or into any other entity, or transferring (by lease, assignment, sale or otherwise) all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, or entering into or agreeing to undertake any transaction that would constitute a “Change of Control” as defined in our or our subsidiaries’ principal credit facilities or note indentures (other than transactions between us and a subsidiary);

•
other than in the ordinary course of business with vendors, customers and suppliers, entering into any (a) acquisition by us or any of our subsidiaries of the equity interests or assets of any person, or the acquisition by us or any of our subsidiaries of any business, properties, assets, or persons or (b) disposition of our assets or the assets of any of our subsidiaries or the shares or other equity interests of any of our subsidiaries, in each case where the amount of consideration for any such acquisition or disposition exceeds $100 million in any single transaction, or an aggregate amount of $200 million in any series of transactions during a calendar year;

•	incurring financial indebtedness, in a single transaction or a series of related transactions, aggregating to more than $75 million, subject to certain exceptions;

•	terminating our Chief Executive Officer or designating a new Chief Executive Officer; or

•	changing the size of our Board.

These approval rights will terminate at such time as the Apollo Funds no longer beneficially own at least 30% of our outstanding common stock.

Amended Management Stockholders Agreement
The Company, Aegis LP, the Apollo entity that holds most of our common stock, and certain of our employees who invested in the Company in connection with our acquisition by the Apollo Funds in February 2015 are parties to a securityholders agreement. Pursuant to the securityholders agreement, Aegis LP and certain of its affiliates have certain demand registration rights for shares of our common stock held by them. In addition, Aegis LP, certain of its affiliates and the Management Holders have piggyback and other registration rights with respect to shares of our common stock held by them. Furthermore, we agree to indemnify (A) each party to the securityholders agreement and their respective officers, directors, employees, representatives and each person who controls such party, (B) Aegis LP and its officers, managers, employees, representatives and affiliates and (C) any portfolio company of the Apollo Group against losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to our Company by such party set forth in (A), (B) or (C) above for use therein.
Office Lease Agreement
The Company is party to a lease agreement with an entity owned by Christopher Cagnazzi, our President of the Presidio Tri State region, and Robert Cagnazzi, our Chairman of the Board and Chief Executive Officer, for office space located at 110 Parkway Drive South, Hauppauge, New York, which will expire on December 31, 2019. The current annual rent under the lease is $0.3 million and is subject to a 3% annual escalation.
Other Related Party Transactions
We recorded revenue to parties affiliated with Apollo or our directors of $1.8 million for the fiscal year ended June 30, 2018. As of June 30, 2018, the outstanding receivables associated with parties affiliated with Apollo or our directors were $1.7 million.
One of our directors, Matthew Nord, is a senior partner of Apollo Global Management, LLC, which he joined in 2003. One of our directors, Christopher Edson, is a partner of Apollo Global Management, LLC, which he joined in 2008. One of our directors, Salim Hirji, is a principal of Apollo Global Management, LLC, which he joined in 2013. One of our directors, Heather Berger, is a partner of Apollo Global Management, LLC, which she joined in 2008. One of our directors, Michael Reiss, is a partner of Apollo Global Management, LLC, which he joined in 2008. Information with respect to director compensation is set forth in this proxy statement, under “Election of Directors - Director Compensation.”
Indemnification Agreements
In connection with the IPO, on March 9, 2017 we entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Delaware law.
Stock Buyback

On September 6, 2018, the Company entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Aegis LP. Pursuant to the Stock Repurchase Agreement, the Company agreed to repurchase 10,750,000 shares of our common stock from Aegis LP for aggregate consideration of approximately $160 million, representing a purchase price of $14.75 per share of common stock (the “Repurchase”). To fund the Repurchase, the Company used proceeds of $160 million of additional term loans under an incremental term loan B facility established pursuant to our Senior Credit Facility. The Stock Repurchase Agreement, the Repurchase and the related transactions were approved by our Board and a committee of independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such common stock with the Securities and Exchange Commission, and to file copies of such reports with us. Based solely upon a review of the copies of such reports received by us and written representations that no other reports were required, other than the late filing of initial reports on Form 3 by Heather Berger and Michael Reiss in connection with their joining our Board, we believe that during our fiscal year ended June 30, 2018, such reporting persons complied with the filing requirements of said Section 16(a).

ANNUAL REPORT

Our Annual Report for the fiscal year ended June 30, 2018 will be made available to stockholders at the same time as this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. This proxy statement and our annual report are posted on our website at http://www.investors.presidio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Presidio, Inc., One Penn Plaza, Suite 2832, New York, New York 10119, Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In accordance with the rules of the Securities and Exchange Commission, in order for stockholder proposals for the 2019 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, they must be received by our Corporate Secretary at our principal executive offices not later than June 4, 2019.
Any director nomination or proposal that a stockholder wishes to present at the 2019 annual meeting of stockholders, other than through inclusion in our proxy statement, must follow the procedures described in our bylaws. Under these procedures, stockholders must submit the proposed nominee or proposal by giving written notice to our Corporate Secretary at our principal executive offices no earlier than July 10, 2019 and no later than August 11, 2019. These timing requirements differ if this year’s Annual Meeting were to be adjourned or otherwise postponed or if the date of next year’s annual meeting is not within 30 days before or after the anniversary date of this year’s meeting. If any of these events occurs, we will furnish the new dates for submission of proposed nominees or other items of business by public disclosure, including filing with the SEC of a current report on Form 8-K. The stockholder must have been a stockholder of record at the time of the giving of the notice and entitled to vote at the meeting. The stockholder’s notice must set forth the following:

•
As to any proposed nominee for directorship: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the number of shares of common stock owned of record and beneficially by the nominee, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) such other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under the proxy rules, including (without limitation) such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee.

•
As to any other business proposed to be brought before the meeting, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

•
As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder and of such beneficial owner, as they appear on our books, and (b) the class and number of shares owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

PRESIDIO, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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PRESIDIO, INC.

The Board of Directors recommends a vote FOR the Election of Directors in Proposal 1:

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) you are not voting for on the line below.

____

1. Election of Directors

Nominees:

01) Christopher L. Edson
02) Salim Hirji
03) Steven Lerner

Vote on Proposal

The Board of Directors recommends a vote FOR Proposal 2:

	For	Against	Abstain
2. Ratification of RSM US LLP as independent registered public accounting firm.	☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1 and 2.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E51454-P12984

PRESIDIO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 7, 2018

The stockholder(s) hereby appoint(s) Robert Cagnazzi and Neil Johnston, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Presidio, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Eastern Time on November 7, 2018, at the company's corporate headquarters located at One Penn Plaza, Suite 2832, New York, New York 10119, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE